Exhibit 10.2

July 22, 2016

Mr. Thomas Amato

Dear Tom,

On behalf of the TriMas Board of Directors, we are delighted to extend to you an offer of employment as President and Chief Executive Officer of TriMas Corporation.

If you return a signed copy of this letter to us by July 25, 2016, then, subject to the Board's acceptance of this letter, your employment with TriMas will begin on [ ], 2016, or such later date as may be set by the Board ("Start Date").

We also intend to elect you as a member of TriMas Corporation's Board of Directors. As President and CEO, you will report to the Board of Directors. The general terms and conditions of this offer are as follows:

Salary:        $625,000 annually; compensation is paid bi-weekly; subject to annual review

Annual Bonus: You will be eligible to participate in the TriMas Short Term Incentive Plan (the “STI Plan”) beginning for fiscal year 2017. Your annual target award will be one hundred percent (100%) of base salary for each year with the potential to achieve two hundred percent (200%) of your base salary. Achievement of this award will be determined by both the performance of TriMas Corporation and your personal performance. It will be one of your responsibilities to recommend to the Compensation Committee and the Board the appropriate metrics and payout ranges for all other executives under the STI Plan, and it is understood that the Board may choose to apply certain specific metrics to evaluate your performance that are different from those for other corporate executives.

Incentives

Transition:
Given that you have not been responsible for setting the targets for the STI Plan or Long Term Incentive Plan (“LTIP”) grants for fiscal year 2016, you will not participate in those programs for plan year 2016. In lieu of that participation, you will receive the long term compensation outlined below.

Long Term
Incentive

Compensation:
On the date of your initial employment with TriMas, you will be granted 150,000 stock options with an exercise price set by the fair market value of TriMas’ stock on the grant date (generally annual vesting in equal increments over a 3 year period, subject to the terms of TriMas’ standard stock option award agreement).

Subsequent Annual LTIP Grants:

Assuming satisfactory performance and continued employment, it is the Board's intention that starting for plan year 2017, you will receive annual LTIP grants. It will be one of your responsibilities to recommend to the Compensation Committee and the Board appropriate metrics for TriMas' LTIP target grants. The Board will make future grants based on individual and company performance targets and in a form established by the Board.

Subject to the approval of the Compensation Committee, you will be eligible for a target annual LTIP grant with an expected value of $2,000,000, starting with the March 2017 grant, which will be made in the form of at least 50% in Performance Stock Units (same plan design as other executives which currently uses relative total shareholder return vs. peers) with the balance in time-based Restricted Stock Units.

Benefits:
You will be eligible to participate in the TriMas benefits program for senior executives. Additionally, TriMas will provide health care, group life insurance, short & long-term disability coverage, accidental death & dismemberment insurance and executive retirement benefits that are available to all employees. TriMas requires dependent verification be provided for each dependent covered under the TriMas plans to confirm dependent eligibility. TriMas does not allow personal use of corporate aircraft.

Retirement

Savings:
Participation in the Company’s 401(k) program at the same level of all other employees and inclusion in any other retirement program approved by the Board that is open to other executives and top officers. A few of our existing senior executives are participants in a Supplemental Executive Retirement Program (“SERP”). It is the Board’s intention to phase out these plans, and consequently, SERPs are not being offered to new executives. You will, however, participate in the Compensation Limit Restoration Plan.

Perquisites:
Existing executives have the benefit of a cash perquisite plan that replaced a package of prior benefits. It is the Board’s intention to phase out these plans, and, consequently, such perquisites are not being offered to new executives.

Severance

Policy:
The protections of the TriMas Executive Severance/Change of Control Policy will be applicable to you as President and Chief Executive Officer. However, the Board intends to make some modifications to these provisions. In the event of a “Termination without Cause” (as described in such policy), you will receive cash severance equal to 1x the sum of base salary and target bonus, and in the event of a “Termination Following a Change of Control” (as described in such policy), you will receive cash severance equal to 2x the sum of base salary and target bonus.

Vacation:	You will be entitled to four (4) weeks of vacation annually.

We are looking forward to having you become President and Chief Executive Officer of TriMas Corporation. We are highly confident in your ability to lead the organization in the successful growth and performance of the business.

This letter is not intended to be a contract of employment. It describes the initial terms of employment that will apply. The Board reserves the right to modify the terms of your employment at any time, and your employment can be terminated by you or the company at any time with or without reason, subject to the TriMas Executive Severance/Change of Control policy (as that policy may be modified from time to time). If this letter accurately reflects your understanding of the offer, please indicate your understanding and acceptance by signing a copy of this letter and returning it to us.

Very truly yours,

/s/ Samuel Valenti, III	/s/ Daniel P. Tredwell
Samuel Valenti, III	Director
Chairman of the Board	TriMas Corporation
TriMas Corporation

Accepted

/s/ Thomas A. Amato	July 23, 2016
Thomas A. Amato	Date